As filed with the Securities and Exchange Commission on July 15, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cryoport, Inc.

(Exact name of registrant as specified in its charter)

Nevada	88-0313393

(State or other jurisdiction of of incorporation or organization)	(IRS Employer Identification No.)

20382 Barents Sea Circle
Lake Forest, California	92630

(Address of principal executive offices)	(Zip Code)

2011 Stock Incentive Plan (“2011 Plan”)

(Full title of the plan)

Robert S. Stefanovich

Chief Financial Officer

20382 Barents Sea Circle

Lake Forest, California 92630

(949) 470-2300

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	7,100,000 shares(2)	$ 0.49(3)	$ 3,479,000	$ 448.10

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered additional shares of common stock that may become available for purchase in accordance with the provisions of the 2011 Plan to prevent dilution in the event of any future change in the outstanding shares of common stock as a result of a recapitalization, stock dividends, stock splits or similar adjustments.
(2)	Represents shares of common stock reserved for issuance upon the exercise of stock options and grant of stock awards that may be granted under the 2011 Plan.
(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based solely upon the last sales price of the Company’s common stock as reported on the OTCQB on June 30, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Cryoport, Inc. (the “Company”), relating to 7,100,000 shares of its common stock, par value $0.001 per Share (the “Common Stock”), issuable to eligible employees and directors of the Company under the Cryoport, Inc. 2011 Stock Incentive Plan, which is in addition to the 2,300,000 shares of Common Stock registered on the Company’s Form S-8 filed on October 4, 2011 (Commission File No. 333-177168) (the “First Prior Registration Statement”) and the additional 3,000,000 shares of Common Stock registered on the Company’s Form S-8 filed on October 22, 2012 (Commission File No. 333-184543) (the “Second Prior Registration Statement” and, collectively with the First Prior Registration Statement, the “Prior Registration Statements”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on July 15, 2014.

CRYOPORT, INC.

By:	/s/ Robert S. Stefanovich
Robert S. Stefanovich
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Robert S. Stefanovich, and each of them, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the Offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ramkumar Mandalam	Director	July 15, 2014
Ramkumar Mandalam

/s/ Richard G. Rathmann	Director	July 15, 2014
Richard G. Rathmann

/s/ Robert S. Stefanovich	Chief Financial Officer (Principal Financial and Accounting Officer)	July 15, 2014
Robert S. Stefanovich

/s/ Jerrell W. Shelton	Director, Chief Executive Officer	July 15, 2014
Jerrell W. Shelton

/s/ Stephen E. Wasserman	Director	July 15, 2014
Stephen E. Wasserman

/s/ Edward J. Zecchini	Director	July 15, 2014
Edward J. Zecchini

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	2011 Stock Incentive Plan (as amended and restated on September 6, 2013) (Incorporated by reference to Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 30, 2013).

4.2	Form of Stock Option Award Agreement (Incorporated by reference to Exhibit 10.37 to Registrant's Current Report on Form 8-K filed with the SEC on September 27, 2011).

4.3	Form of Non-Qualified Stock Option Award Agreement (Incorporated by reference to Exhibit 10.38 to Registrant's Current Report on Form 8-K filed with the SEC on September 27, 2011).

5.1	Opinion of Counsel *

23.1	Consent of Independent Registered Public Accounting Firm *

23.2	Consent of Counsel (included in Exhibit5.1)

24.1	Power of Attorney (on signature page) *

*	Filed herewith.